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April 7, 1995

Mr. Maxwell T. Abbott
1875 South Hillgate Drive                 Au Bon Pain Co., Inc.
Lexington, KY  40515                      19 Fid Kennedy Avenue
                                          Marine Industrial Park
                                          Boston, MA 02210-2497
                                          (617) 423-2100
                                          FAX (617) 423-7879


Dear Max:

Based on your experience, background presented and the excellent impression that you have given us, Au Bon Pain Co., Inc. is pleased to offer you the position of Vice President of Technical Services. We would like you to start on or before June 5, 1995, you will report directly to Sam Yong, President, International.

As part of your orientation process, we would like you to train extensively in our retail environment. A training schedule will be developed for you within the next couple of weeks and forwarded to you at your home. Your base salary for this position will be payable upon continued employment at the weekly rate of $3,076.93. Your next scheduled review, based on your performance and/or the profitability of the Company will be no later than, January 15, 1996. In addition, your compensation will include:

            A sign-on bonus of $25,000.00 paid out 3 weeks from your start date.

            You will receive a car allowance of $96.16 per week.

            We will provide you with a maximum of $100,000.00 to cover relocation expenses and any gross up applicable for taxes. This is intended to be used for relocation expenses such as the normal and customary move of household goods, closing costs, home purchase of your current residence through a 3rd party, househunting trips, temporary living and interest on any equity loans. Should your relocation related expenses and the applicable tax gross up be less than $100,000.00, we will issue you the balance between your expenses and $100,000.00 in a taxable payroll check. This





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            relocation package will contain a provision that you reimburse Au
            Bon Pain a pro-rated portion of your relocation expenses should you voluntarily resign your employment with Au Bon Pain within one year of your start date.

            You will also be included in our incentive contingent Pay for Performance Program for 1995. This program incorporates both a dollar payout and stock option grant that rewards you for the completion and quality of agreed upon objectives. Your eligibility for the monetary portion is at a plan of 20% ($32,000) of your base rate and can be paid out in full or any portion thereof, including 0% according to the attached plan description highlights. This amount will be payable no earlier than 2/15/96, and no later than 3/15/96. For the plan year of 1995, you will be guaranteed a minimum of a double achievement level.

            In addition, per our agreement, Au Bon Pain will continue to pay you your prevailing base rate, car allowance, and medical benefits on a weekly basis should your employment be terminated by the Company, for reasons other than gross misconduct, for a period not to exceed 26 weeks from your termination date. If your employment is terminated with Au Bon Pain due to a significant change in control in which more than 50% of the company changes hands, Au Bon Pain will continue to pay you your prevailing base rate, car allowance, and medical benefits on a weekly basis for a period not to exceed one year from your termination date.

            Consideration for Stock Options valued at, $230,000, at the next Board of Director's meeting following your date of hire. The price per share and corresponding number of shares granted depends on the value per share on your exact start date.

As a full-time Au Bon Pain employee, you will be eligible to participate in the following benefits: medical, dental, life insurance, short term disability, long term disability, Employee Stock Purchase Plan and a 401(k) Plan. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit and insurance package is subject to ongoing review and modification from time to time. You will receive an Employee Handbook at your benefits orientation which will explain our vacation and holiday schedules. Au Bon Pain is a nonsmoking work facility. If you have specific questions about our benefits, please




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contact Joanne Dobson of our Human Resource group at extension 1331.

This offer is contingent on your ability to provide employment eligibility documentation as required by law and outlined on the enclosed information. Nothing in this letter is intended, or should be construed to execute a contract for a definite term. In addition, Au Bon Pain has a ninety (90) day probationary period. Either you or the Company are free to terminate the employment relationship at any time. Please indicate your acceptance of this offer by signing and returning one original of this letter no later than April 21, 1995, after which time this offer will expire.

We believe that your background and experience will provide a solid foundation for success with Au Bon Pain. We are extremely enthusiastic about our future growth and expansion and anticipate that you will be an important factor in that growth. If you have any questions about the enclosed information, please let me know. Once again, Max, we welcome you to Au Bon Pain and we look forward to your participation, energy, and contributions.

Sincerely,

/s/ Mariel Clark
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Mariel Clark
Sr. Vice President, Human Resources



I have read and accept the provisions as outlined above.



APRIL 12, 1995                      /S/ MAXWELL T. ABBOTT
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                                    Maxwell T. Abbott